Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450, e-mail:
carol.raeburn@lamresearch.com
Lam Research Corporation Announces Earnings for the Quarter Ended June 29, 2008
FREMONT, Calif., July 29, 2008 —Lam Research Corporation (NASDAQ: LRCX) highlights for the June 2008 quarter were:
(in thousands, except per share data and percentages)

• Revenue:		$566,160

• Operating Margin:	U.S. GAAP:	11.3%	Ongoing:	15.3%

• Net Income:	U.S. GAAP:	$72,178	Ongoing:	$75,837

• Diluted EPS:	U.S. GAAP:	$0.57	Ongoing:	$0.60
Lam Research Corporation today announced earnings for the quarter ended June 29, 2008. Revenue for the period was $566.2 million, gross margin was $234.7 million and net income was $72.2 million, or $0.57 per diluted share, compared to revenue of $613.8 million, gross margin of $287.2 million and net income of $103.5 million, or $0.82 per diluted share for the March 2008 quarter. Shipments for the June 2008 quarter were $495 million compared to $658 million during the March 2008 quarter.
The Company’s ongoing results for the June quarter exclude certain costs for restructuring activities and asset impairments related to an accelerated integration of SEZ, a net tax benefit as the result of the successful resolution of certain foreign tax matters, foreign currency gains on the purchase of SEZ, and costs associated with its voluntary internal stock option review. The Company’s March 2008 quarter excluded certain costs related to the recent acquisition of SEZ, including the foreign currency gains on the purchase and the one-time charge for in-process research and development expense as well as the costs associated with its voluntary internal stock option review. Management uses the presentation of ongoing gross margin, ongoing operating income, ongoing net income, and ongoing diluted earnings per share to evaluate the Company’s operating and financial results. The Company believes the presentation of ongoing results is useful to investors for analyzing ongoing business trends and comparing performance to prior periods, and enhances the investor’s ability to view the Company’s results from management’s perspective. A table presenting a reconciliation of ongoing results to results under U.S. GAAP is included at the end of this press release and on the Company’s web site.
Ongoing net income was $75.8 million, or $0.60 per diluted share in the June 2008 quarter compared to ongoing net income of $109.8 million, or $0.87 per diluted share, for the March 2008 quarter. Ongoing gross margin for the June 2008 quarter was $247.3 million or 43.7% compared to ongoing gross margin of $293.6 million, or 47.8%, for the March 2008 quarter. The sequential decline was primarily due to unfavorable customer and product mix, factory utilization levels, and inclusion of a full quarter of SEZ results. Ongoing operating expenses for the June 2008 quarter increased to $160.7 million compared with the March 2008 quarter of $148.9 million. This increase was due to the inclusion of a full quarter of SEZ.
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Lam Announces Earnings for the June 2008 Quarter	Page 2 of 7
The geographic distribution of shipments and revenue during the June 2008 quarter is shown in the following table:

Region	Shipments	Revenue
North America	13%	14%
Europe	9%	9%
Japan	26%	20%
Korea	22%	28%
Asia Pacific	30%	29%
Cash and cash equivalents, short-term investments and restricted cash and investments balances increased to $1.2 billion at the end of the June 2008 quarter compared to $1.0 billion at the end of the March 2008 quarter. Cash flows from operating activities were $198.3 million during the June quarter. Deferred revenue and deferred profit balances at the end of the June 2008 quarter were $193.6 million and $128.3 million, respectively. At the end of the June 2008 period, the anticipated future revenue value of orders shipped to Japanese customers that is not recorded as deferred revenue was approximately $52 million.
“During this period of continued reductions in wafer fab equipment investment, Lam Research is leveraging its flexible business model to reduce expenses while utilizing our strong cash generation capability to allow for continued strong investments in R&D activities, both in etch and adjacent new markets, that offer the opportunity for significant long-term revenue and earnings expansion,” said Steve Newberry, Lam’s president and chief executive officer.
“The largest of those new opportunities is in single-wafer clean, where we continue to make significant investments. We have created a new organization for all of our clean products by integrating SEZ together with our C3 linear clean technology and 2300 Coronus plasma bevel clean divisions. We expect the investments in our family of clean products will provide us an excellent opportunity to grow our business in a market that we expect to double in size over the next few years.” Newberry concluded.
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Lam Announces Earnings for the June 2008 Quarter	Page 3 of 7
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the future revenue value of orders shipped to Japanese customers, our expectations for wafer fab equipment investment, the leverage we can obtain from our business model and our ability and plan to reduce expenses, the value of continued investments in R&D activities and our family of clean products, the existence and magnitude of any opportunity for long-term revenue and earnings expansion, and the anticipated size of the market for our family of clean products. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and the efficacy of our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our new products. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 24, 2007, and Forms 10-Q for the quarters ended September 23, 2007, December 23, 2007, and March 30, 2008, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Market SM under the symbol LRCX. Lam is a NASDAQ-100 ® company. The Company’s World Wide Web address is www.lamresearch.com.
Consolidated Financial Tables Follow
###

Lam Announces Earnings for the June 2008 Quarter	Page 4 of 7
LAM RESEARCH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 24,	June 29,	June 24,
	2008	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
Total revenue	$566,160	$613,810	$678,519	$2,474,911	$2,566,576
Cost of goods sold	318,900	320,201	335,790	1,282,494	1,261,522
Cost of goods sold — restructuring and asset impairments	12,610	—	—	12,610	—
Cost of goods sold - 409A expense	—	6,401	—	6,401	—

Total costs of goods sold	331,510	326,602	335,790	1,301,505	1,261,522

Gross margin	234,650	287,208	342,729	1,173,406	1,305,054
Gross margin as a percent of revenue	41.4%	46.8%	50.5%	47.4%	50.8%
Research and development	86,652	80,576	79,601	323,759	285,348
Selling, general and administrative	77,704	74,491	62,779	287,992	241,046
409A expense	—	43,784	—	43,784	—
Restructuring and asset impairments	6,366	—	—	6,366	—
In-process research and development	—	2,074	—	2,074	—

Total operating expenses	170,722	200,925	142,380	663,975	526,394

Operating income	63,928	86,283	200,349	509,431	778,660
Operating margin as a percent of revenue	11.3%	14.1%	29.5%	20.6%	30.3%
Other income, net	10,344	49,605	10,872	67,545	69,063

Income before income taxes	74,272	135,888	211,221	576,976	847,723
Income tax expense	2,094	32,364	40,990	137,627	161,907

Net income	$72,178	$103,524	$170,231	$439,349	$685,816

Net income per share:
Basic net income per share	$0.58	$0.83	$1.31	$3.52	$4.94

Diluted net income per share	$0.57	$0.82	$1.28	$3.47	$4.85

Number of shares used in per share calculations:
Basic	125,046	124,768	130,169	124,647	138,714

Diluted	126,657	126,549	132,868	126,504	141,524

(1)	Derived from audited financial statements

Lam Announces Earnings for the June 2008 Quarter	Page 5 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29,	March 30,	June 24,
	2008	2008	2007
	(unaudited)	(unaudited)	(1)
ASSETS
Cash and cash equivalents	$781,181	$552,353	$573,967
Short-term investments	277,555	290,542	96,724
Accounts receivable, net	412,356	599,719	410,013
Inventories	282,218	305,802	235,431
Deferred income taxes	96,748	76,725	61,727
Other current assets	67,649	65,542	38,499

Total current assets	1,917,707	1,890,683	1,416,361
Property and equipment, net	235,735	231,748	113,725
Restricted cash and investments	146,072	169,841	360,038
Deferred income taxes	19,793	35,164	27,414
Goodwill and intangible assets	403,187	391,909	130,650
Other assets	84,261	74,919	53,417

Total assets	$2,806,755	$2,794,264	$2,101,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$637,679	$725,042	$672,798

Long-term debt and capital leases	$276,503	$287,330	$250,000
Income taxes payable	85,611	85,501	—
Other long-term liabilities	23,018	23,060	2,487
Minority interests	5,347	9,274	—
Stockholders’ equity	1,778,597	1,664,057	1,176,320

Total liabilities and stockholders’ equity	$2,806,755	$2,794,264	$2,101,605

1	Derived from audited financial statements

Lam Announces Earnings for the June 2008 Quarter	Page 6 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended			Twelve Months Ended
	June 29,	March 30,	June 24,	June 29,	June 24,
	2008	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$72,178	$103,524	$170,231	$439,349	$685,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,227	12,914	10,920	54,704	38,097
Deferred income taxes	(4,652)	(11,995)	8,334	(26,661)	17,055
Equity-based compensation expense	11,629	10,272	11,766	42,516	35,554
Income tax benefit on equity-based compensation plans	26,815	(520)	12,621	83,472	62,437
Excess tax benefit on equity-based compensation plans	(21,666)	401	(10,449)	(58,904)	(44,990)
Net gain on settlement of call option	399	(33,694)	—	(33,295)	—
Restructuring and asset impairments	18,976	—	—	18,976	—
Other, net	(996)	(14,183)	597	(3,863)	625
Changes in operating asset accounts	76,377	79,266	89,473	71,865	28,965

Net cash provided by operating activities	198,287	145,985	293,493	588,159	823,559

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures and intangible assets	(18,951)	(19,291)	(14,305)	(76,803)	(59,968)
Acquisitions of businesses, net of cash acquired	(4,758)	(475,656)	(4,000)	(480,414)	(181,108)
Sales of other investments	—	—	3,000	—	3,000
Net sales (purchases) of available-for-sale securities	16,150	83,201	540,076	67,466	45,230
Purchase of call option	—	(3,227)	—	(13,506)	—
Proceeds from settlement of call option	383	46,962	—	47,345	—
Purchase of other investments	—	—	—	(4,560)	—
Transfer of restricted cash and investments	17,233	(688)	—	15,471	110,000
Other	—	2,248	—	—	—

Net cash provided by (used for) investing activities	10,057	(366,451)	524,771	(445,001)	(82,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations	(1,500)	(250,114)	(51)	(251,714)	(100,171)
Net proceeds from issuance of long-term debt	1,915	250,000	—	251,915	—
Excess tax benefit on equity-based compensation plans	21,666	(401)	10,449	58,904	44,990
Treasury stock purchases	(3,590)	(737)	(768,400)	(14,552)	(1,083,745)
Reissuances of treasury stock	1,262	—	6,835	8,563	18,123
Proceeds from issuance of common stock	2,588	—	12,175	12,694	42,468

Net cash provided by (used for) financing activities	22,341	(1,252)	(738,992)	65,810	(1,078,335)

Effect of exchange rate changes on cash	(1,857)	(1,984)	(112)	(1,754)	774
Net increase (decrease) in cash and cash equivalents	228,828	(223,702)	79,160	207,214	(336,848)
Cash and cash equivalents at beginning of period	552,353	776,055	494,807	573,967	910,815

Cash and cash equivalents at end of period	$781,181	$552,353	$573,967	$781,181	$573,967

(1)	Derived from audited financial statements

Lam Announces Earnings for the June 2008 Quarter	Page 7 of 7
Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended	Three Months Ended
	June 29,	March 30,
	2008	2008
U.S. GAAP net income	$72,178	$103,524
Pre-tax non-ongoing items:
Restructuring and asset impairments — cost of goods sold	12,610	—
Restructuring and asset impairments — operating expenses	6,366	—
409A expense — cost of goods sold	—	6,401
409A expense — operating expenses	—	43,784
Voluntary internal stock option review — operating expenses	3,669	6,190
Foreign exchange gain on SEZ acquisition — other income (expense), net	(570)	(49,285)
Net tax benefit on ongoing items	(6,141)	(2,861)
In-process r&d for SEZ acquisition — operating expenses	—	2,074
Net tax benefit on successful resolution of certain foreign tax matters	(12,275)	—

Ongoing net income	$75,837	$109,827

Ongoing net income per diluted share	$0.60	$0.87

Number of shares used for diluted per share calculation	126,657	126,549
U.S. GAAP income tax rate	2.8%	23.8%
Ongoing income tax rate	21.3%	24.3%
Reconciliation of U.S. GAAP Gross Margin, Operating Expenses and Operating Income to Ongoing Gross Margin, Operating
Expenses and Operating Income
(in thousands, except percentages)

	Three Months Ended	Three Months Ended
	June 29,	March 30,
	2008	2008
U.S. GAAP gross margin	$234,650	$287,208
Pre-tax non-ongoing items:
Restructuring and asset impairments — cost of goods sold	12,610	$—
409A expense — cost of goods sold	—	6,401

Ongoing gross margin	$247,260	$293,609

U.S. GAAP gross margin as a percent of revenue	41.4%	46.8%
Ongoing gross margin as a percent of revenue	43.7%	47.8%
U.S. GAAP operating expenses	$170,722	$200,925
Pre-tax non-ongoing items:
Restructuring and asset impairments — operating expenses	(6,366)	—
409A expense — operating expenses	—	(43,784)
Voluntary internal stock option review — operating expenses	(3,669)	(6,190)
In-process r&d for SEZ acquisition — operating expenses	—	(2,074)

Ongoing operating expenses	$160,687	$148,877

Ongoing operating income	$86,573	$144,732

Ongoing operating income as a percent of revenue	15.3%	23.6%